UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Item 1: On June 11, 2019, the Participating Stockholders issued the following press release and delivered a letter to stockholders of the Company, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Velan CAPITAL SENDS LETTER TO STOCKHOLDERS CALLING OUT Progenics Pharmaceuticals’ BOARD FOR UNNECESSARILY DILUTING STOCKHOLDERS to SUPport outSIZED AND UNDESERVED COMPENSATION

Oops, They Did it Again – Last Week the Board Chose to Further Dilute Stockholders, Proving Toxic Misalignment of Interests

Sets the Record Straight on the Board’s Misleading Statements

Reminds Stockholders to Follow Velan Capital, a True “Fellow Shareholder”, and Vote the GREEN Proxy Card Today AGAINST the Re-election of Peter Crowley and Michael Kishbauch

Alpharetta, GA - June 11, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other participants in its solicitation, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics”)(NASDAQ:PGNX), announced today that it has delivered a letter to stockholders expressing its concerns with the latest decision of the Progenics Board of Directors (the “Board”) to further dilute stockholders, and providing clarity on certain misleading statements made by the Board.

Velan’s letter can be found here: https://www.savepgnx.com/api/v1/files/60f884e8-d60f-4321-a078-08d6e8d5b29b

In the letter, Velan calls out the Board for its decision last week to dilute stockholders again by issuing equity. The Board issued 1.63 million shares of Progenics common stock at approximately $4.20 per share for a milestone payment associated with its acquisition of AZEDRA. The Board chose to issue this dilutive equity rather than make this payment from its ample balance sheet cash reserves of ~$110 million. Given the circumstances, Velan sees no rational reason to issue costly and undervalued equity.

This situation is simple. The Board does not have stockholders’ best interests at heart. Peter Crowley and Michael Kishbauch, the sole members of the Compensation Committee, own ZERO shares of common stock (excluding shares underlying options) and support flawed corporate goals, which we believe incentivizes the dilution of stockholders for the personal gain of executives and directors.

Change must occur to have true accountability and alignment with stockholders. We urge stockholders to vote AGAINST the re-election of Messrs. Crowley and Kishbauch on the GREEN proxy card.

No dilution without representation!

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

www.SavePGNX.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

Item 2: On June 11, 2019, the following material was posted by the Participating Stockholders to www.SavePGNX.com: